Exhibit 10.21

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

NOTICE OF STOCK UNIT AWARD

You have been granted Stock Units representing shares of Common Stock of Multi-Fineline Electronix, Inc. (the “Company”) on the following terms and pursuant to such other terms and conditions as are set forth in the Stock Unit Agreement and the Multi-Fineline Electronix, Inc. 2004 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document. Certain capitalized terms used in this Notice of Stock Unit Award are defined in the Plan.

Name of Participant:	_____________________

Total Number of Stock Units Granted:	_____________________

Date of Grant:	___________ ____, _____

Vesting Start Date:	___________ ____, _____

Vesting Schedule:	[ ]

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) these Stock Units are granted under and governed by the terms and conditions of the Plan and the Stock Unit Agreement; (b) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Unit Agreement and the Plan; (c) you understand and agree that the Stock Unit Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; and (d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Award prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

PARTICIPANT	MULTI-FINELINE ELECTRONIX, INC.

By:

Its:
Print Name

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

Payment for Stock Units	No payment is required for the Stock Units you receive.

Vesting	Subject to the terms and conditions of the Plan and this Stock Unit Agreement (the “Agreement”), your Stock Units vest in accordance with the schedule set forth in the Notice of Stock Unit Award. In addition, the Stock Units may vest upon such earlier dates as may be specified in any written employment or similar agreement between you and the Company or your actual employer.

Forfeiture

If your Stock Units are granted in consideration of your Service as an Employee or a Consultant, after your Service as an Employee or a Consultant terminates for any reason, vesting of your Stock Units subject to such Award immediately stops and such Award expires immediately as to the number of Stock Units that are not vested as of the date your Service as an Employee or a Consultant terminates. If your Stock Units are granted in consideration of your Service as an Outside Director, after your Service as an Outside Director terminates for any reason, vesting of your Stock Units subject to such Award immediately stops and such Award expires immediately as to the number of Stock Units that are not vested as of the date your Service as an Outside Director terminates.

If your Service terminates as described above, then your Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Stock Units will immediately be cancelled. You receive no payment for Stock Units that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan.

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company or your actual employer in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work. The Company determines which leaves count toward Service.

Nature of Stock Units	Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of

Common Stock (or distribute cash) on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing shares of the Company’s Common Stock. No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Unit. For instance, you may not use your Stock Units as security for a loan.

Settlement of Stock Units

Each of your Stock Units will be settled when it vests[, unless a valid Deferral Election (as defined below) applies to some or all of your Stock Units].

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Stock Unit. However, the Company, in its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the Fair Market Value of the Company’s Common Stock at the time of settlement.

Notwithstanding the foregoing, but subject to the last sentence of this paragraph, if a settlement date occurs on a date that is not during a “window period,” then, unless the Company determines otherwise, the settlement date automatically shall be deferred to the first trading day of the first “window period” beginning after such date. In addition, if a settlement date occurs at a time when the Company reasonably anticipates that its deduction with respect to the payment otherwise would be limited or eliminated by application of Section 162(m) of the Internal Revenue Code (the “Code”), then, unless the Company determines otherwise, delivery of the shares of Common Stock (or cash) automatically shall be deferred until the first trading day of the first “window period” after the payment would cease to be subject to such limitation or elimination. In no event shall settlement be delayed pursuant to this paragraph to a date that is more than 2-1/2 months after the end of the calendar year in which the Stock Unit vests (or, if later, 2-1/2 months after the end of the Company’s fiscal year in which the Stock Unit vests).

A “window period” means a period designated by the Company during which you are permitted to purchase or sell shares of Common Stock.

Whenever any Stock Unit is to be settled in installments, the number of Stock Units in any given installment shall be rounded to the nearest whole number to avoid a requirement to deliver a fractional share.

[Deferral Elections]	You may elect to defer the settlement of any Stock Unit that vests pursuant to this Award in accordance with the rules set forth below and any rules and procedures that may hereafter be adopted by the Committee. Such elections (“Deferral Elections”) may not extend the settlement of the Stock Unit beyond the earlier of (a) 30 days after the termination of your Service (provided, however, that if you are a “specified employee” as defined in Section 409A of the Code, your Stock Units may not be settled prior to the six month anniversary of the termination of your separation from Service, to the extent required to comply with Section 409A), or (b) the tenth anniversary of your Vesting Start Date (the “Latest Settlement Date”). Unless otherwise provided by the Committee in accordance with the requirements of Section 409A, Deferral Elections must be in writing, must be received by the Company at its headquarters no later than 30 days following the Date of Grant, must be irrevocable no later than 30 days following the Date of Grant, and may only relate to Stock Units that vest at least 12 months following the date that the Deferral Election is made and becomes irrevocable. Notwithstanding the foregoing, if a settlement date (including the Latest Settlement Date) occurs at a time when you are considered by the Company to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then, to the extent permitted under Section 409A, delivery of the shares of Common Stock (or cash) automatically shall be deferred until the calendar year in which you separate from service (within the meaning of Section 409A) or, if earlier, the earliest date that the Company reasonably anticipates that the deduction of the payment will not be limited or eliminated pursuant to Section 162(m).

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made acceptable arrangements to pay any withholding taxes that may be due in connection with any aspect of this Award, including the grant, vesting and settlement of the Award. These arrangements may include withholding shares of the Company’s Common Stock that otherwise would be distributed to you when the Stock Units are settled if permitted by the Company. These arrangements may also include surrendering shares of the Company’s Common Stock that you already own. The Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares of the Company’s Common Stock issued upon settlement of the Stock Units at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an Employee, Consultant or Outside Director.

No Retention Rights	Your Award or this Agreement do not give you the right to be retained by the Company or your actual employer in any capacity. The Company and your actual employer reserve the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company’s Common Stock, the number of Stock Units covered by this Award may be adjusted pursuant to the Plan. Your Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

Beneficiary Designation	You may dispose of your Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested Stock Units that you hold at the time of your death.

Amendments Pursuant to Section 409A of the Code	You acknowledge that this Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Code, that rules interpreting this Code section may be issued in the future; and that changes may need to be made to this Agreement to avoid adverse tax consequences under Section 409A. You agree that the Company may amend the Agreement as it deems necessary or desirable to avoid such adverse tax consequences.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice of Stock Unit Award, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreement, commitment or negotiation concerning this Award are superseded.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.